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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): OCTOBER 2, 1998




                             CYBERGUARD CORPORATION
             (Exact name of Registrant as specified in its charter)



       2000 W. COMMERCIAL BLVD., SUITE 200, FT. LAUDERDALE, FLORIDA 33309
                         (address of principal offices)


                                  954-958-3900
                        (Registrant's telephone number)



Incorporation under the laws of the         Commission File Number              I.R.S. Employer Identification Number

       STATE OF FLORIDA                            0-24544                                 65-0510339


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On October 2, 1998, CyberGuard Corporation, a Florida corporation (the "Company"), consummated the sale of substantially all of the assets of its wholly-owned subsidiary, Arca Systems, Inc., a California corporation ("Arca"), to Exodus Communications, Inc., a Delaware corporation ("Exodus"), pursuant to an Asset Purchase Agreement, dated as of October 2, 1998 (the "Purchase Agreement"). The Company had previously acquired Arca from its shareholders earlier in 1998.

         The Company received a total cash consideration from Exodus of approximately $3.4 million. In addition, the Company effectively obtained general releases from each of the former shareholders of Arca, and the return to the Company of all of the consideration paid to the former shareholders of Arca at the time the Company acquired Arca.

         The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of those agreements which are included as Exhibit
2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CYBGE".

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (b)      Pro forma financial information.

         The pro forma financial information of the Company required by this item is not included in this initial report on Form 8-K. Such pro forma financial information will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date of this initial report.

         (c)      Exhibits.

                  2.1 Asset Purchase Agreement, dated as of October 2, 1998, by and among the Company, Arca, Exodus and EC Acquisitions Corp., a Delaware corporation and a wholly-owned subsidiary of Exodus


                           The Asset purchase Agreement required by this item
                  is not included in this initial report on Form 8-K. Such Agreement will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date of this initial report.


                  99.1     Press Release of the Company.


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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CYBERGUARD CORPORATION




                                      By: /s/ Terrence Zielinski
                                          ------------------------------
                                          Terrence Zielinski
                                          Acting Chief Financial Officer







Dated: October 19, 1998